EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Independence Holding Company:

We consent to the incorporation by reference in the registration statements Form S-3 (No. 333-134424) and Forms S-8 (No. 33-23302, 333-11792, 333-118388, and 333-135070) of Independence Holding Company of our report dated June 3, 2016, with respect to the consolidated balance sheets of Independence Holding Company as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and all related financial statement schedules, and the effectiveness of internal control over financial reporting which reports appear in the December 31, 2015 annual report on Form 10-K of Independence Holding Company.

Our report dated June 3, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, expresses our opinion that Independence Holding Company did not maintain effective internal control over financial reporting for income taxes as of December 31, 2015 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses exists.

/s/ KPMG LLP

New York, New York

June 3, 2016